UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2023

PIONEER NATURAL RESOURCES COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Hidden Ridge
Irving, Texas 75038
(Address of principal executive offices and zip code)
(972) 444-9001
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.01 per share	PXD	New York Stock Exchange

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act.         ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Pioneer Natural Resources Company (the "Company") actively engages in management succession planning. As part of this planning process, the Company issued a press release on April 26, 2023 to announce that Richard P. Dealy would be appointed to the role of Chief Executive Officer ("CEO") effective January 1, 2024, following the retirement of the current CEO, Scott D. Sheffield. Mr. Dealy presently holds the position of the Company's President and Chief Operating Officer, and was appointed to the Company's Board of Directors (the "Board") at the Company's annual meeting of stockholders that was held on May 25, 2023 (the "Annual Meeting"). In connection with the transition from his current role to the CEO role, Mr. Dealy will increasingly take on expanded roles and obligations during the remainder of the 2023 transition period. Therefore on May 24, 2023, as recognition for his increased efforts on behalf of the Company, the Compensation and Leadership Development Committee of the Board granted an award of 2,170 restricted stock units ("RSUs") to Mr. Dealy pursuant to the Company's Amended and Restated 2006 Long-Term Incentive Plan (the "LTIP") and the Company's form RSU award agreement. This RSU grant to Mr. Dealy, along with the LTIP award he received in February 2023, results in the target value of his total 2023 LTIP awards being allocated as approximately 54 percent performance awards and 46 percent time-based awards.
The RSUs will vest ratably on February 21st of each of the 2024-2026 calendar years, provided he remains employed with the Company through each vesting date. Mr. Dealy's RSU award agreement provides for a double trigger acceleration of vesting; that is, the awards will not automatically accelerate upon a change in control and will only vest prior to the scheduled vesting date if both a change in control and a qualifying termination event occur. In addition, Mr. Dealy's RSU award agreement provides for certain favorable vesting terms upon a qualifying termination event occurring without a change in control.
Item 5.07 Submission of Matters to a Vote of Security Holders
At the Annual Meeting, four proposals were submitted for a vote of stockholders, as described in the Company's Proxy Statement dated April 13, 2023 (the "Proxy Statement"). The following is a brief description of each proposal and the results of the stockholders' votes.
Election of Directors. Prior to the meeting, the Board designated each of the persons named below as nominees for election as directors. With the exception of Mr. Dealy, each nominee was, at the time of such nomination and at the time of the meeting, a director of the Company. At the meeting, each nominee was elected as a director of the Company, with the results of the stockholder voting being as follows:

Nominee	For	Against	Abstain	Broker non-votes
A.R. Alameddine	182,220,111	2,705,603	109,802	19,595,104
Lori G. Billingsley	184,129,707	785,724	120,085	19,595,104
Edison C. Buchanan	178,689,847	6,233,742	111,927	19,595,104
Richard P. Dealy	183,576,732	1,305,932	152,852	19,595,104
Maria S. Dreyfus	183,791,821	1,127,637	116,058	19,595,104
Matthew M. Gallagher	182,811,569	2,115,748	108,199	19,595,104
Phillip A. Gobe	182,225,003	2,700,081	110,432	19,595,104
Stacy P. Methvin	180,925,998	3,919,869	189,649	19,595,104
Royce W. Mitchell	183,059,551	1,867,169	108,796	19,595,104
Scott D. Sheffield	183,080,463	1,833,253	121,800	19,595,104
J. Kenneth Thompson	142,188,681	42,733,300	113,535	19,595,104
Phoebe A. Wood	176,638,542	8,277,946	119,028	19,595,104
Ratification of selection of independent auditors. The engagement of Ernst & Young LLP as the Company's independent auditors for 2023 was submitted to the stockholders for ratification. Such engagement was ratified, with the results of the stockholder voting being as follows:

For	197,427,466
Against	7,065,123
Abstain	138,031
Broker non-votes	—

Advisory vote on executive compensation. The Company submitted to the stockholders for approval, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Proxy Statement. The proposal was approved, with the results of the stockholder voting being as follows:

For	181,235,635
Against	3,552,938
Abstain	246,943
Broker non-votes	19,595,104
Advisory vote regarding the frequency of stockholder advisory votes on executive compensation. Advisory vote regarding the frequency of stockholder advisory votes on executive compensation. The Company submitted to the stockholders, on an advisory basis, a proposal as to whether to have the advisory vote on executive compensation on the agenda for future annual stockholders meeting everyone one, two or three years. The results of the stockholder voting being as follows:

Every year	181,437,311
Every two years	644,103
Every three years	2,800,805
Abstain	153,297
Broker non-votes	19,595,104
In light of the voting results, the Company's Board has determined that an advisory vote to approve the compensation of the Company's named executive officers will be conducted every year, until the Company holds the next required stockholder advisory vote on the frequency of conducting the advisory vote on executive compensation.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
______________________
(a)    Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Christopher L. Washburn
Christopher L. Washburn
Vice President and Chief Accounting Officer

Date:	May 30, 2023